As filed with the Securities and Exchange Commission on February 8, 2002 Registration No. 333–76672

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No. 1 to
FORM S–3 REGISTRATION STATEMENT Under The Securities Act of 1933

PALM, INC. (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94–3150688 (I.R.S. Employer Identification Number)

5470 Great America Parkway Santa Clara, California 95052 (408) 878–9000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric A. Benhamou Palm, Inc. 5470 Great America Parkway Santa Clara, California 95052 (408) 878–9000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493–9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_____
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock $0.001 par value	243,677	$4.32	$1,052,685	$252(2)

(1)
Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on January 7, 2002, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2002

PROSPECTUS

PALM, INC.

243,677 Shares

Common Stock
($0.001 par value)

        All of the shares of common stock offered by this prospectus are being sold by the selling stockholder. Palm, Inc. will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

        Investing in our common stock involves risks. See “ Risk Factors” starting on page 4.

        We originally issued all of the shares offered by this prospectus to the selling stockholder pursuant to a stock purchase agreement. We are registering the shares pursuant to an agreement between us and the selling stockholder.

        Our common stock is listed on the Nasdaq National Market under the symbol “PALM.” On February 7, 2002, the last reported sale price for our common stock on the NASDAQ National Market was $2.88  per share. Preferred share purchase rights are attached to shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                       , 2002.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PALM, INC.

        Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to International Data Corporation (December 2000). Based on the Palm OS platform, Palm’s handheld solutions allow people to carry and access their most critical information wherever they go. Palm handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions. The Palm OS platform is also the foundation for products from Palm’s licensees and strategic partners, such as Acer, Franklin Covey, HandEra (formerly TRG), Handspring, IBM, Kyocera, Samsung, Sony and Symbol Technologies. Platform licensees also include AlphaSmart, Garmin and Nokia. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and approximately 175,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000.

        Our principal offices are located at 5470 Great America Parkway, Santa Clara, California 95052, our telephone number is (408) 878–9000 and our website can be accessed at www.palm.com. Information contained in our website does not constitute part of this prospectus. References to Palm, the Company, “we,” “us” and “our” in this prospectus refer to Palm, Inc. and its subsidiaries unless the context requires otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements as to: Palm’s intentions, beliefs and expectations regarding handheld devices, the market for handheld devices and the handheld device industry; Palm’s beliefs and expectations regarding the Palm platform and licensing opportunities for the Palm platform; Palm’s beliefs and expectations regarding the Palm Economy; Palm’s beliefs and expectations regarding future revenue and operating results; Palm’s expectations regarding excess inventory; Palm’s intentions, beliefs and expectations regarding cost reductions and restructuring; Palm’s beliefs and expectations regarding the markets for its products and services and its industry; Palm’s expectations regarding its ability to forecast demand; Palm’s beliefs about its distributors, retailers and resellers; Palm’s intentions, beliefs and expectations regarding new product offerings; Palm’s beliefs and expectations about its competitors and their strategies; Palm’s beliefs about third party software and hardware developers; Palm’s expectations regarding licensing of third party software and entering joint development arrangements; Palm’s expectations regarding its financial and managerial controls, reporting systems and procedures; Palm’s beliefs and expectations regarding wireless services; Palm’s intentions, beliefs and expectations regarding reductions in force; Palm’s beliefs and expectations about international business and international markets; Palm’s expectations regarding future acquisitions; Palm’s intentions, beliefs and expectations regarding the separation of its businesses; Palm’s beliefs about its charter documents and Delaware law and its adoption of a stockholder rights plan; and Palm’s beliefs and expectations regarding the selling stockholder. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in this prospectus. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

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RISK FACTORS

An investment in Palm common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase Palm’s common stock. The risks set out below are not the only risks we face.

If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the common stock could decline, and you may lose all or part of your investment.

This prospectus contains and incorporates by reference forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward–looking statements.

Risks Related to Our Business

If we fail to develop and introduce new products and services timely and successfully, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to end users with acceptable prices and terms, our business and operating results would be negatively impacted because we would not be able to compete effectively and our ability to generate revenues would suffer.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs and technological trends accurately or are otherwise unable to complete the development of products and services in a timely fashion, we will be unable to introduce new products and services into the market to successfully compete. For example, in the fourth quarter of fiscal year 2001, we introduced our m500 and m505 handheld device products that feature a Secure Digital expansion slot. The production release for these products was delayed and production volumes ramped later than we had originally expected, which negatively impacted our fourth quarter revenues and operating results. We cannot assure you that we will be able to introduce new products on a timely or cost-effective basis or that customer demand for our products will meet our expectations. In addition, Microsoft has recently released Windows XP, a new version of its operating system for desktop and laptop computers, and Apple has recently released a new version of its Mac OS desktop and laptop operating system. Demand for our products could be adversely affected if it is discovered that our products do not interoperate fully with these new operating systems, and additional development and technical support resources could be required to fix any incompatibilities which arise that could adversely affect our results of operations.

Because the sales and marketing life cycle of our handheld solutions is generally 12 to 18 months or less, we must:

• continue to develop updates to our Palm platform, new handheld devices and new wireless services, or our existing products and services will quickly become obsolete;

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•	manage the timing of new product introductions so that we minimize the impact of customers delaying purchases of existing products in anticipation of new product releases;

•	manage the timing of new product introductions to meet seasonal market demands;

•	manage the levels of inventories to minimize inventory write-offs; and

•	adjust the prices of our products and services over the course of their life cycles in order to increase or maintain customer demand for these products and services.

If we do not correctly anticipate demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient quantities or cost-effective production of our handheld devices.

The demand for our products depends on many factors and is difficult to forecast, in part due to the market for our products being relatively new, variations in economic conditions and relatively short product life cycles. As we introduce and support additional handheld device products and as competition in the market for our products intensifies, we expect that it will become more difficult to forecast demand. Significant unanticipated fluctuations in demand could adversely impact our financial results and cause the following problems in our operations:

•	If forecasted demand does not develop, we could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories, increased returns and price promotion actions each of which could result in lower revenue or lower gross margins. In addition, we may also incur certain costs, such as fees for excess manufacturing capacity and cancellation of orders and charges associated with excess and obsolete materials and goods in our inventory, which could result in lower margins and increased cash usage. For example, in our fourth quarter of fiscal year 2001, our sales were lower than we had previously forecasted. Because demand was lower than the manufacturing quantities to which we had previously committed, our inventory balances and inventory commitments were higher than our forecasted future sales for certain products. In the fourth quarter of fiscal year 2001, we took a charge of $268.9 million for excess inventory and related costs. We also implemented pricing actions in order to assist our channel customers in selling their Palm product inventory. These pricing actions lowered our revenue and gross margins.

•	If we do not correctly anticipate declines in demand, our future results of operations, liquidity and capital resources may be impacted. For instance, in the fourth quarter of fiscal year 2001, we experienced a sudden and unanticipated significant decrease in demand for our products. As a result, we incurred a charge to cost of revenues of $268.9 million in the fourth quarter of fiscal year 2001 related to excess inventory and related costs, including $124.7 million for non-cancelable component commitments which impact cash flow in fiscal year 2002. In addition, due to this decrease in demand for our products, we experienced reduced revenues, an operating loss and negative cash flow from operations in the first and second quarter of fiscal year 2002. We initiated cost reduction actions in the fourth quarter of fiscal year 2001 and the second quarter of fiscal year 2002. These actions reduced our cost structure for fiscal year 2002. However, if the decrease in demand continues or worsens, we will continue to experience decreased revenues and will experience operating losses and negative cash flow from operations until such time as we are

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able to realize the benefit of additional reductions in our operating cost structure or until demand recovers.

•	If demand increases beyond what we forecast, we may have to increase production at our third party manufacturers. We depend on our suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand or may choose to allocate capacity to other customers. Even if we are able to procure enough components, our third party manufacturers might not be able to produce enough of our devices to meet the market demand for our products. The inability of either our manufacturers or our suppliers to increase production rapidly enough could cause us to fail to meet customer demand. For example, in the first three quarters of fiscal year 2001, we experienced shortages of some key components, which resulted in an inability to meet customer demand for some of our products.

•	Rapid increases or decreases in production levels could result in higher costs for manufacturing, supply of components and other expenses. These higher costs could lower our profits. Furthermore, if production is increased rapidly, manufacturing yields could decline, which may also lower our profits.

Our quarterly operating results are subject to fluctuations and seasonality, and if we fail to meet the expectations of securities analysts or investors, our share price may decrease significantly.

Our operating results are difficult to predict. Our future quarterly operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. If this occurs, the price of our stock would likely decline. Factors that may cause fluctuations in our operating results include the following:

•	Seasonality. Historically, our revenues have usually been weaker in the first and third quarters of each fiscal year and have, from time to time, been lower than the preceding quarter. This seasonality is due to consumer buying being traditionally lower in these quarters. In addition, we attempt to time our new product releases to coincide with relatively higher consumer spending in the second and fourth fiscal quarters, which contributes to these seasonal variations.

•	Fluctuations in Operating Expenses. We have embarked on a cost reduction and restructuring program which is lowering overall expenses. The cost reduction and restructuring program includes actions taken or announced in the fourth quarter of fiscal year 2001 and second quarter of fiscal year 2002. These actions include workforce reductions, actions taken to consolidate or reduce facilities, and cancellation of certain projects. To the extent that we are not able to achieve the planned expense reductions, our operating results and ability to operate the business could be adversely impacted. It is possible that additional changes in the economy, in competition, or in our business may necessitate additional restructuring activities and expenses in the future that may affect our operating results and our business could be adversely impacted.

•	Economic Conditions. Demand for Palm’s products and services by consumers, individual business users as well as by enterprise customers is effected by economic conditions. For example, beginning in the fourth quarter of fiscal year 2001, Palm’s business has been impacted globally by an economic slowdown. In the current economic environment, demand is difficult to predict and revenue could fluctuate significantly from our forecasts. The terrorist attacks in the

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United States that occurred in September 2001 add further uncertainty to worldwide economic forecasts, including both end-user and enterprise demand.

•	Revenue Mix and Pricing. Our profit margins differ among the handheld device, Palm platform licensing and wireless services parts of our business. In addition, the product mix and sales prices of our device products affect profit margins in any particular quarter. The product mix and sales prices of our device products in a particular quarter depend in part on the timing of new product introductions and the relative demand for different products in our product offerings. From time to time, we offer price protection and other pricing and promotion programs to our resellers in connection with reductions in the prices of certain of our products, which may result in lower gross margins. We cannot anticipate with certainty when we will need to take these pricing and promotion actions, and our profit margins will fluctuate from quarter to quarter depending on the timing of such actions. In addition, as our business evolves and the mix of revenues from devices, licenses and services varies from quarter to quarter, our operating results will likely fluctuate.

•	New Product Introductions and Transitions. As we introduce new products and services, the timing of these introductions will affect our quarterly operating results. We may have difficulty predicting the timing of new product and service introductions and the user acceptance of these new products and services. If products and services are introduced earlier or later than anticipated, or if user acceptance is unexpectedly high or low, our quarterly operating results may fluctuate unexpectedly. For example, in the fourth quarter of fiscal year 2001 our sales were negatively impacted by the delay of the volume availability of the m500 and m505 devices because potential purchasers postponed buying certain other products in anticipation of the new products. In addition, we cannot predict the timing of new product and service introductions from our competitors or the level of market acceptance they will achieve. As a result, if a competitor introduces a product, users may delay purchasing our products while they wait for the release of our competitor’s product or purchase our competitor’s product instead of ours, which would cause our quarterly operating results to fluctuate unexpectedly.

•	Quarterly Linearity of Revenues. Depending on the timing of product introductions, production, consumer demand, and competitive and economic factors, the linearity of our sales within a quarter can fluctuate widely. For example in the third and fourth quarters of fiscal year 2001, we shipped a significant percentage of our quarterly revenues in the third month of each quarter. When we ship a high percentage of our quarterly revenues near the end of the quarter, we are subject to risks such as unexpected disruptions in component availability, manufacturing, order management, information systems and shipping. If a significant disruption occurs, our results of operations or financial condition could be adversely affected. In addition, shipping a significant portion of the quarterly revenues near the end of the quarter could also cause our channel customers to delay placing new orders until later in the following quarter when they have reduced their inventory levels. This makes projecting quarterly results difficult.

•	Use of Purchase Orders with Customers. We rely on one-time purchase orders rather than long-term purchase contracts with many of our customers. Because we cannot predict with certainty incoming purchase orders, decreases in orders or failure to fulfill orders may cause our operating results to fluctuate.

•	Product Introductions by Our Licensees. We derive licensing revenue from the sale of products by our licensees. Because we cannot predict with certainty the timing of new product

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introductions by our licensees or the level of market acceptance such products will achieve, it is difficult to predict the level of licensing revenue in a particular quarter. If one of our licensees fails to introduce a new product on its anticipated schedule or at all, our quarterly operating results could suffer. In addition, increased demand for our licensees’ products could negatively impact sales of our handheld devices, which could adversely impact our operating results.

We rely on third party manufacturers and distributors to manufacture and distribute our handheld devices, and our reputation and results of operations could be adversely affected by our inability to control their operations.

      We outsource all of our manufacturing to Flextronics and Manufacturers’ Services Limited (“MSL”). We depend on these third party manufacturers to produce sufficient volume of our products in a timely fashion and at satisfactory quality levels. In addition, we rely on our third party manufacturers to place orders with suppliers for the components they need to manufacture our products. If our third party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation and results of operations would suffer. If they fail to place timely and sufficient orders with suppliers, our results of operations would suffer. For example, in the second quarter of fiscal year 2001, one of our third party manufacturers failed to order certain components on a timely basis, which resulted in delayed shipments and contributed to unfavorable linearity of shipments in the quarter, and may have limited our ability to further increase revenues from the prior quarters.

      We depend on Flextronics to manufacture most of our device products at its facilities in Mexico and Hungary, and the rest of our device products are manufactured by MSL at its Minnesota facility. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of our handheld devices. Our reliance on third parties exposes us to the following risks:

•	unexpected increases in manufacturing costs;
•	less ability to rapidly adjust build plans in response to changing demand forecasts;
•	interruptions in shipments if one of our manufacturers is unable to complete production;
•	less ability to control quality of finished device products;
•	less ability to control delivery schedules;
•	unpredictability of manufacturing yield;
•	potential lack of adequate capacity; and
•	potential inability to control component availability and purchase commitments.

      We do not have a manufacturing agreement with Flextronics, upon whom we rely to manufacture our device products. We presently order our products on a purchase order basis from Flextronics. The absence of a manufacturing agreement means that, with little or no notice, Flextronics could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which it manufactures our device products. If Flextronics were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. In addition, if Flextronics were to change the terms under which they manufacture for us, our manufacturing costs could increase and our profitability could suffer.

      Our U.S. manufacturing and distribution are physically separated. This requires additional lead-time to move products to customers. If we are shipping products near the end of the quarter, this extra time could result in us not meeting anticipated shipment volumes that quarter, which may negatively impact our results of operations.

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       Disruption in air transportation as a result of the terrorist attacks in the United States in September 2001 and further enhanced security measures in response to the attacks may cause transportation delays and increases in our costs for both receipt of inventory and shipment of products to our customers. If these types of disruptions continue or increase, our results of operations could be adversely impacted.

We depend on our suppliers, some of which are the sole source for certain components and elements of our technology, and our production would be seriously harmed if these suppliers are not able to meet our demand on a cost effective basis and alternative sources are not available.

       Our products contain components, including liquid crystal displays, touch panels, memory chips and microprocessors, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of our device products. During the first three quarters of fiscal year 2001, we experienced shortages of some key components, including liquid crystal displays and related components, flash memory chips and dynamic random access memory (“DRAM”) chips.

       Some components, such as displays and related driver chips, power supply integrated circuits, digital signal processors, microprocessors, crystals and several radio frequency and discrete components, come from sole source suppliers. Alternative sources are not currently available for all of these sole source components. If suppliers are unable or unwilling to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our handheld computing device products would be seriously harmed.

       We enter into agreements for the development and licensing of third party technology to be incorporated into some of our products. Our ability to release and sell these products could be seriously harmed if the third party technology is not delivered to us in a timely manner or contains errors or defects which are not discovered and fixed prior to release of the products and we are unable to obtain alternative technology to use in our products. Our inability to obtain alternative technology could result in damage to our reputation as well as lost revenues and diverted development resources.

We use third parties to provide significant operational and administrative services, and our ability to satisfy our customers and operate our business will suffer if the level of services does not meet our requirements.

       We use third parties to provide services such as customer service, data center operations and desktop computer support, and facilities services. Should any of these third parties fail to deliver an adequate level of service, our business could suffer.

We do not know if the Palm platform licensing and wireless services parts of our business will be able to generate significant revenues in the future, and we will continue to rely on our handheld device products as the primary source of our revenues for the foreseeable future.

       Most of our revenues depend on the commercial success of our Palm handheld devices, which comprise the primary product line that we currently offer. Expansion of the Palm platform licensing and wireless services parts of our business have generated a small percentage of our revenues. If revenues from our device business fail to meet expectations, our other business activities will likely not be able to compensate for this shortfall. For the second quarter of fiscal year 2002, revenues from sales of devices and accessories constituted approximately 94% of our revenues.

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A significant portion of our revenues currently comes from a small number of customers, and any decrease in revenues from these customers could harm our results of operations.

       A significant portion of our revenues comes from only a small number of customers. For example, in the second quarter of fiscal year 2002, Office Depot represented approximately 10.6% and Ingram Micro represented approximately 7.6% of our revenues. We expect that a significant portion of our revenues will continue to depend on sales of our handheld devices to a small number of customers. Any downturn in the business from these customers could seriously harm our revenues and results of operations.

We rely on distributors, retailers, and resellers to sell our products, and disruptions to these channels would adversely affect our ability to generate revenues from the sale of our handheld devices.

       Our distributors, retailers and resellers sell products offered by our competitors. If our competitors offer our distributors, retailers and resellers more favorable terms or have more products available to meet their needs, those distributors, retailers and resellers may de-emphasize or decline to carry our products or carry our competitors’ products instead. In the future, we may not be able to retain or attract a sufficient number of qualified distributors, retailers and resellers. Further, distributors, retailers and resellers may not recommend, or continue to recommend, our products. If we are unable to maintain successful relationships with distributors, retailers and resellers or to expand our distribution channels, our business will suffer.

       When we reduce the prices of our products to our distributors, retailers and resellers, we may have to compensate them for the difference between the higher price they paid to buy their inventory and the new lower prices. In addition, like other manufacturers, we are exposed to the risk of product returns from distributors, retailers and resellers, either through their exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories.

       Because we sell our products primarily to distributors, retailers, and resellers, we are subject to many risks, including risks related to their inventory levels and support for our products. From the fourth quarter of fiscal year 2000 through the second quarter of fiscal year 2001, we were generally unable to fully meet the demand for certain of our products from our distributors, retailers, and resellers. If we are unable to supply our distributors, retailers and resellers with sufficient levels of inventory to meet customer demand, our sales could be negatively impacted.

       Many of our distributors, retailers and resellers are being impacted by the current economic environment. The economic downturn could cause our distributors, retailers or resellers to modify their business practices, such as payment terms or inventory levels, which could in turn negatively impact our balance sheet or results of operations.

       Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-user customers from our Palm.com web site. These varied sales channels could cause conflict among our channels of distribution, which could seriously harm our revenues and results of operations.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

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       We compete in the handheld device, operating system software and wireless services markets. The markets for these products and services are highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than Palm to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. For example, several of these competitors sell or license server, desktop and/or laptop computing products in addition to handheld computing products and may choose to market and sell or license their handheld products at a discounted price or give them away for free with their other products. These competitors also may have longer and closer relationships with the senior management of enterprise customers who decide what products and technologies will be deployed in their enterprises. Moreover, these competitors may have larger and more established sales forces calling upon potential enterprise customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services, which would adversely impact our business, financial condition and results of operations.

•	Our handheld computing device products compete with a variety of smart handheld devices, including keyboard based devices, sub-notebook computers, smart phones and two-way pagers. Our principal competitors include Casio, Compaq, Hewlett-Packard, Nokia, Research in Motion Limited (“RIM”), and AOL Time Warner (which resells RIM devices), Sharp and Palm platform licensees such as HandEra (formerly TRG), Handspring, Kyocera, Samsung and Sony. In addition, companies such as Matsushita, NEC and Toshiba as well as several smaller companies in Asia and Europe have announced handheld devices they intend to sell.

•	Our Palm platform competes primarily with operating systems such as Microsoft’s Windows CE for sub-PC computers, Microsoft’s Pocket PC, Symbian’s EPOC for wireless devices, proprietary operating systems from companies such as Sharp Electronics, and more recently operating systems based on Linux. Licensees of our Palm platform are under no obligation to introduce new products based on our operating system, and may elect not to use the Palm platform and instead use an alternative operating system, in which case we may not be able to increase our revenues from licensing the Palm platform or expand the proliferation of the Palm economy. For example, Palm and Nokia have jointly decided to discontinue the development of a previously planned product.

•	Our wireless services compete with a variety of alternative technologies and services, such as those based on different industry standards for wireless access, information appliances that provide wireless connectivity and other traditional and developing methods. Competitors to our wireless services include Go America, OmniSky (which recently announced its proposed acquisition by Earthlink), RIM and potentially other device manufacturers such as Sony who offer Internet services. Our wireless access business also competes indirectly with other providers of wireless access, ranging from dedicated Internet service providers, such as AOL Time Warner and Earthlink, to local phone companies and telecommunications carriers. Wireless email that can synchronize with corporate mail servers is an important offering to many enterprise customers. RIM currently has such an email offering, and while we are developing such an offering, we cannot be certain that our development efforts in this area will be successful or that any product offering we did develop would compete favorably in the market.

       We expect our competitors to continue to improve the performance of their current products and services and to introduce new products, services and technologies. For example, Microsoft recently

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introduced a new version of its Pocket PC operating system. We believe that Microsoft is investing aggressively to assist its licensees in marketing handheld computers based on Microsoft’s handheld operating systems. Moreover, Microsoft has announced its .Net and My.Net Internet initiatives. If the products and services proposed in these initiatives and similar initiatives announced by other companies are successful in the market, the demand for products based on our technologies could decrease. Software layer technologies such as Java and Microsoft’s .Net Compact Framework might reduce our ability to attract software developers and differentiate our products. Successful new product introductions or enhancements by our competitors, or increased market acceptance of competing products, such as the Pocket PC and RIM devices or devices offered by our licensees, such as Handspring and Sony, could reduce the sales and market acceptance of our products and services, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

If we fail to effectively respond to competition from products introduced by licensees of our Palm platform or if our licensees fail to sell products based on the Palm platform, our results of operations may suffer.

        The near term success of our business depends on both the sale of handheld device products and the licensing of our Palm platform. However, licensees of our Palm platform offer products that compete directly or indirectly with our handheld computing devices. For example, licensees such as Handspring and Sony use our Palm platform in products that can compete with our handheld devices. In addition to Handspring and Sony, our Palm platform has been licensed by other manufacturers such as Kyocera and Samsung for use in devices such as mobile phones or other similar products that can compete indirectly with our handheld devices. If revenues from our handheld devices suffer because of competition from licensees of our Palm platform, our results of operations would suffer and our ability to implement our business model would be seriously challenged. In addition, our licensees may not be successful in selling products based on the Palm platform or may seek reductions in the royalties payable to us, which could harm our business and results of operations.

Demand for our products is partially dependent upon support from third party software and hardware developers.

        Decisions by customers to purchase our handheld device products, as opposed to competitive product offerings, are sometimes based on the availability of third party software, hardware, accessories and other expansion capabilities. In the future, we believe that in addition to our efforts to develop products which provide expansion capabilities to handheld devices, the level of support from third party developers will become increasingly important. For example, we, as well as our licensees HandEra, Handspring and Sony, all have products that feature a hardware expansion slot. Devices offered by other competitors also have hardware expansion slots. Because many of these third party developers are small companies, their operations and financial condition could be adversely affected by negative general economic conditions. Our operating results could suffer if third party developers cease to develop software or hardware for our products or focus their efforts on developing software or hardware for products offered by our competitors, especially if we are unable to offer attractive software, hardware, accessories and expansion capabilities.

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If incompatibilities among devices offered by different manufacturers prevent successful adoption of the Secure Digital standard or if the standards ratified by the Secure Digital Association are not favorable to us or third party expansion solution developers, sales of our products that include Secure Digital expansion slots, such as the m125 and m500 series devices, could be negatively impacted.

       Some device manufacturers may incorporate Secure Digital (“SD”) into their products in a manner that is not fully compliant with the SD Association standards, which may result in potential compatibility problems among devices offered by different manufacturers. Furthermore, the standards ratified by the SD Association could have the effect of favoring the manufacturers whose products incorporate the ratified standards. Non-compliant development or deployment of SD expansion solutions and their functionality could prevent successful adoption of the SD standard or of non-compliant products and negatively impact our sales of our products that include SD expansion card slots, such as the m125 and m500 series devices, which could harm our business and results of operations.

If support from the electronics, software and/or publishing industries is insufficient, Secure Digital expansion solutions might be limited, which could negatively impact sales of our products that include Secure Digital expansion slots, such as the m125 and m500 series devices.

       The SD association is made up of many companies that plan to engage in the design, development, manufacture or sale of products or services which utilize the SD specifications. If these companies do not believe that there is sufficient customer demand for SD products and services, they might limit the development of products or services which utilize the SD specifications. This possible limitation on the development or deployment of SD expansion solutions and their functionality could negatively impact our sales of our products that include SD expansion slots, such as the m125 and m500 series devices, which could harm our business and results of operations.

Our Palm platform and handheld devices may contain errors or defects, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

       Our Palm platform and our devices are complex and must meet stringent user requirements. We must develop our software and hardware products quickly to keep pace with the rapidly changing handheld device market. Products and services as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. We have in the past experienced delays in releasing some models and versions of our products until problems were corrected. For example, in the fourth quarter of fiscal year 2001, the initial shipment of our m500 series of handhelds was delayed due to start-up design and manufacturing issues which we needed to resolve in order to meet our quality standards. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm our business. For instance we have, in the past experienced increased support costs related to a faulty memory component used in a limited number of our handheld devices, which required us to develop a software patch to address the problem. There have been reports of computer viruses and security gaps impacting handheld device operating systems. These viruses and security gaps and publicity about them may adversely impact sales of our products. In particular, if anti-virus protection and solutions for security gaps which users deem to be adequate are not developed to combat these viruses and security gaps, this could harm our business.

We depend on third party software as part of our Palm platform, and our ability to release next generation versions of our Palm platform would be seriously harmed if this third party software is not available in a timely fashion, which could result in the decreased demand for our products and damage to our reputation as well as lost revenues and diverted development resources.

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       We license third party software for use in the Palm platform. In addition to third party licensed software, we also enter into joint development agreements with certain licensees of the Palm platform whereby a licensee will develop a specific feature for our Palm OS, which we will then own and may later incorporate into new releases of the Palm platform. We expect that we will continue to license third party software and to enter into joint development arrangements. If a third party developer or a joint developer fails to develop software in a timely fashion or at all, we may not be able to deliver certain features in our products as expected or we could be required to expend unexpected development costs to develop the software ourselves or to use cash to obtain it from another third party. As a result, our product introductions could be delayed or our offering of features could be reduced, which could affect our operating results. Furthermore, the third party developer or joint developer may improperly use or disclose the software, which could adversely affect our competitive position. In addition, because we license some of our development tools from third parties, our business would suffer if we could no longer obtain those tools from those third parties.

We recently separated our business into two independent businesses by transferring our Palm platform and licensing business to a separate internal subsidiary. If we fail to manage our separate businesses effectively, our on–going business prospects and overall financial performance may suffer.

       In December 2001, we separated our business into two independent businesses and formed a separate internal subsidiary to contain our Palm platform and licensing business. We have modified our business practices, financial and managerial controls, reporting systems and procedures to implement the formation and operation of this subsidiary. The separate management of this subsidiary could result in the diversion of capital and our attention away from other business issues or opportunities, which could adversely affect our overall business. We cannot be certain that we will be able to effectively implement and manage these two independent businesses or that each of the businesses can successfully run its own independent operations. We previously operated as a single integrated company, and we may not have the requisite expertise to successfully manage independently run businesses. There could be additional changes in the management teams as the teams begin to operate independently, thereby causing further disruption in both the specific business and our combined operations. Failure to effectively implement and manage this separation or to properly manage two independent business operations or failure of the two businesses to sustain efficient operations or to successfully implement their business strategies could cause deterioration in our revenues, compromise our on-going business prospects and impair our overall financial performance.

If we fail to adequately evolve our systems and processes in a changing business environment, our ability to manage our business and results of operations may be negatively impacted.

       Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. We have recently implemented new transaction processing, customer relationship management and data warehouse systems. This was a significant change to the previous systems, and we intend to continue to enhance and refine these new systems and processes, in areas such as product development and supply chain. If we fail to evolve our systems and processes, our ability to manage our business and results of operations may be negatively impacted. Some of our systems use the Internet to communicate information. Interruptions in Internet availability and functionality could adversely impact the operation of these systems and consequently our results of operations.

The market for the delivery of wireless services through handheld devices is new and rapidly evolving, and our ability to generate revenues from handheld devices, Palm platform licensing or wireless services could suffer if this market does not develop or we fail to address this market effectively.

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       We must continue to adapt our wireless services strategy to compete in the rapidly evolving wireless services market. We currently offer a subscription-based wireless access service that enables users of the Palm VII family of handheld devices to access web-clipped content on the Internet. We recently announced that as of January 2002, our MyPalm portal will no longer offer wireless personal information management services. Competitors have introduced or developed, or are in the process of introducing or developing, competing wireless services accessible through a variety of handheld devices and other information appliances. We cannot assure you that there will be demand for the wireless services provided by us or that individuals will widely adopt our handheld devices as a means of accessing wireless services. Accordingly, it is extremely difficult to predict which products and services will be successful in this market or the future size and growth of this market. In addition, given the limited history and rapidly evolving nature of this market, we cannot predict the price that wireless subscribers will be willing to pay for these products and services. If acceptance of our wireless services and solutions is less than anticipated, our results from operations could be impacted.

We may not be able to deliver or expand wireless access if our wireless carrier raises its rates, discontinues doing business with us or does not deliver acceptable service or if we fail to provide our devices or services on additional carrier networks, including networks in international markets.

       The future success of our wireless services business substantially depends on the geographic coverage, capacity, affordability, reliability and security of wireless networks. Only a small number of wireless providers offer the network services we require. We currently rely on Cingular Wireless (formerly BellSouth Wireless Data) to provide all of our Palm VII and Palm VIIx handheld wireless network services pursuant to an agreement. Our agreement with Cingular Wireless permits each party to terminate the agreement on an annual basis. If Cingular Wireless failed to provide us with service at rates acceptable to us or at all, we may not be able to provide wireless access to our users. If Cingular Wireless delivers unacceptable service, the quality of our wireless services would suffer and we would likely lose users who are dissatisfied with our service. For example, we are aware that Cingular Wireless, like other wireless carriers, has experienced service outages from time to time in their wireless data network. In addition, our Palm VII series of products are configured around the frequency standard used by Cingular Wireless. If we needed to switch to another wireless carrier, we would have to redesign significant portions of our software and hardware to permit transmission on a different frequency. Users of Palm VII series products existing before the redesign would not be able to access the service provided by the new wireless carrier. If we were required to redesign these elements, our business could be adversely affected.

Our wireless services strategy depends on our ability to develop new wireless access devices that operate on additional wireless networks other than Cingular Wireless in the U.S. We may be unsuccessful at building favorable relationships with additional U.S. and international carriers, and we may not be successful at developing new devices that operate on other wireless networks.

       In addition, because many international wireless carriers use different standards and transmit data on different frequencies than Cingular Wireless, we are likely to incur incremental expenses related to the redesign of certain portions of our software and hardware. Our products may be subject to a lengthy certification process with each wireless carrier with whom we seek to enter into a relationship. These certification requirements could delay the offering of wireless products and services into international markets. Consequently, our ability to expand our wireless services business, and therefore our results of operations, could suffer.

Our reputation and ability to generate revenues will be harmed if demand for our Internet services exceeds our telecommunications and network capacity.

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       We may from time to time experience increases in our Internet services usage which exceed our available telecommunications capacity and the capacity of our third party network servers. As a result, users may be unable to register or log on to our service, may experience a general slow-down in their Internet access or may be disconnected from their sessions. Excessive user demand could also result in system failures of our third party network servers’ networks. Inaccessibility, interruptions or other limitations on the ability to access our service due to excessive user demand, or any failure of our third party network servers to handle user traffic, could have an adverse effect on our reputation and our revenues.

If the security of our websites is compromised, our reputation could suffer and customers may not be willing to use our services, which could cause our revenues to decline.

       A significant barrier to widespread use of electronic commerce sites and network services sites, such as our Palm.com site, is concern for the security of confidential information transmitted over public networks. Despite our efforts to protect the integrity of our Palm.com site, a party may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our operations and damage our reputation. Any such action could negatively affect our customers’ willingness to engage in online commerce with us or purchase wireless services from us, which could harm our revenues and results of operations. In addition, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

We may not be able to maintain and expand our business if we are not able to hire, retain, integrate and motivate sufficient qualified personnel.

       Our future success depends to a significant extent on the continued contribution of our key executive, technical, sales, marketing, supply chain and administrative personnel. It also depends on our ability to expand, integrate and retain our management team. The loss of services of key employees could adversely affect our business, operating results or financial condition. In addition, recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. Further, our common stock price per share has been, and may continue to be, extremely volatile. When our common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm our results of operations or financial condition. If we fail to retain, hire and integrate qualified employees and contractors, we will not be able to maintain and expand our business. In addition, we must carefully balance the size of our employee base with our anticipated revenue base. If our revenue or attrition levels vary significantly, our results of operations or financial condition could be adversely affected.

       In recent quarters, we initiated reductions in our workforce of both employees and contractors. These reductions have resulted in reallocations of employee duties which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

       In addition, since the resignation of our former chief executive officer, our board of directors and current chief executive officer have been conducting a search for a new chief executive officer. The search for a new chief executive officer could result in the diversion of management’s attention away from other business issues and operations, which could adversely affect our business. Furthermore, the transition to a new chief executive officer could be disruptive to our business operations and harm our business.

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Third parties have claimed and may claim in the future we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

       In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we or our customers or Palm platform licensees are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

       Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers or Palm platform licensees. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products.

       We often rely on licenses of intellectual property for use in our business. We cannot assure you that these licenses will be available in the future on favorable terms or at all.

       On April 28, 1997, Xerox Corporation filed suit against U.S. Robotics Corporation and U.S. Robotics Access Corp. in the United States District Court for the Western District of New York. The case came to be captioned: Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., Palm Computing, Inc. and Palm, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used with Palm handheld computers. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit (“CAFC”). On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. We filed a Notice of Appeal on December 21, 2001. We may not be successful in our appeal of the court’s ruling. Xerox might seek from the court an injunction prohibiting the manufacture or sale of products using the Graffiti handwriting recognition system, and we might be required to pay Xerox significant damages or license fees.

       On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed on March 6, 2000 an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. The parties have engaged in discovery. On December 5, 2001,

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the Court issued a Markman order that interpreted certain patent claim terms at issue. No trial date has been set.

       On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned, NCR Corporation v. Palm, Inc. and Handspring, Inc. (Civil Action No. 01-169). The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The parties have engaged in discovery. The Court has tentatively scheduled trial to begin on July 29, 2002.

       In connection with our separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and us, we agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Xerox and E-Pass litigation.

If third parties infringe our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

       Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

        Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

       We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

       On July 22, 1999, we filed a copyright infringement action against Olivetti Office USA, Inc. and CompanionLink Software, Inc. in the United States District Court for the Northern District of California alleging that Olivetti’s “Royal daVinci” handheld device and the daVinci OS Software Development Kit (distributed by CompanionLink) contained source code copied from the Palm OS operating system. We obtained a preliminary injunction against further distribution, sale, import or export of any product containing source code or object code copied or derived from the Palm OS operating system. The injunction is to remain in effect pending the outcome of the lawsuit. The Court has set the case for trial beginning March 11, 2003. We also initiated a copyright infringement action in Hong Kong on July 21, 1999, against EchoLink Design, Ltd., the company responsible for developing the operating system software contained in the Olivetti daVinci devices that are the subject of the action against Olivetti in the Northern District of California. The High Court of the Hong Kong Special Administrative Region issued an order the same day restraining EchoLink from further copying, distribution, sale, import or export of Palm OS operating system source code or EchoLink’s “NEXUS OS” source code, which we maintain infringes our copyrights. Kessel Electronics (H.K.), Limited, which supplied Olivetti with the daVinci devices, was subsequently added to the Hong Kong action. Kessel consented to an injunction against reproducing, copying, importing, exporting, distributing, or

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making available to the public any software contained in certain files of the Palm OS source code or object code. In September 2001, Kessel Electronics (H.K.) Limited filed papers in Hong Kong seeking to liquidate the company pursuant to section 228A of the Hong Kong Companies Ordinance.

       By letter dated October 7, 1999, 3Com notified certain third party retailers about the preliminary injunction order issued against Olivetti and CompanionLink. On October 5, 2000, Olivetti filed an action against Palm and 3Com in the Superior Court of California, Santa Clara County, for unfair competition, intentional interference with potential economic advantage, libel and trade libel, based upon certain statements that were allegedly made, or that 3Com allegedly omitted to make, in the October 7, 1999 letter. In addition, Olivetti has filed the identical action, as counterclaims and third-party claims against Palm and 3Com, in the United States District Court for the Northern District of California. Palm and 3Com filed a motion to strike Olivetti’s state court complaint under California’s anti-SLAPP statute. On April 3, 2001, the Superior Court granted Palm’s and 3Com’s motion. Olivetti has appealed from the order granting the motion to strike. Olivetti’s identical claims against Palm (and 3Com) have been stayed in the federal action pending Olivetti’s appeal of the state court ruling dismissing Olivetti’s claims.

       In connection with our separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and us, we agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Olivetti litigation.

       In the past, there have been thefts of computer equipment from us and our employees. This computer equipment has contained proprietary information. We have formulated a security plan to reduce the risk of any future thefts and have cooperated with state and federal law enforcement officials in an investigation of past incidents. We may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using our technology to produce competing products. The unauthorized use of Palm technology by competitors could have a material adverse effect on our ability to sell our products in some markets.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

       Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will represent an increasing portion of our total revenues over time. In addition, several of the facilities where our devices are manufactured and distributed are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	trade protection measures and import or export licensing requirements;
•	potentially negative consequences from changes in tax laws;
•	difficulty in managing widespread sales and manufacturing operations;
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs; and
•	less effective protection of intellectual property.

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       We are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business could be harmed by decreases in demand for our products or reductions in gross margins.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if unsuccessful.

       Within the last two years, we have acquired ThinAirApps, Inc., certain assets of Be Incorporated, peanutpress.com, Inc., WeSync.com, Inc., AnyDay.com, Inc., and Actual Software Corporation. We evaluate other acquisition opportunities that could provide us with additional product or services offerings or additional industry expertise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management’s attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. For example, in the fourth quarter of fiscal year 2001, we had to record a charge of approximately $47.7 million in connection with the impairment of certain intangibles as a result of our reduced expectations for revenues and cashflows from web calendaring associated with our acquisition of AnyDay. These transactions may result in the diversion of capital and management’s attention away from other business issues and opportunities. In addition, we have made strategic venture investments in other companies which provide products and services which are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position.

Our ability to pursue mergers and acquisitions may be limited.

       3Com has obtained a ruling from the Internal Revenue Service that the distribution of 3Com’s shares of Palm common stock to 3Com’s stockholders will not be taxable. This ruling could be revoked if either 3Com or Palm, through July 27, 2002, engaged in certain transactions that would constitute a change of more than 50% of the equity interest in either company and that transaction was deemed to be related to our separation from 3Com in 2000. Consequently, our ability to engage in mergers and acquisitions could be limited. If either 3Com or Palm takes any action that causes the ruling to be revoked, there would be material adverse consequences, potentially including making the distribution taxable, and causing the company that was responsible for the revocation to indemnify the other company for any resulting damages.

Our flexibility to operate our business may be constrained by the requirements of our credit facility.

       In June 2001, we obtained a two-year asset-backed, borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit. The terms of our credit facility requires us to obtain the prior consent of our lenders before we engage in certain specified actions such as incurring certain indebtedness, making certain investments or distributions, making certain acquisitions, making certain capital expenditures or causing a change in control of Palm. If we are unable to obtain our lenders’ consent, we will be unable to take certain actions and our business may suffer. In addition, the credit facility confers additional rights on our lenders in the event of a default which could cause us to suffer adverse financial and business consequences. To date, we have not drawn on our credit facility.

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Business interruptions could adversely affect our business.

       Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. Our facilities and those of our suppliers and customers in the State of California may be subject to electrical blackouts as a consequence of a shortage of available electrical power. Such electrical blackouts could disrupt the operations of our affected facilities and those of our suppliers and customers. In addition, the business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by us could have a material adverse effect on our business.

Risks Related to Our Separation from 3Com

Our historical financial information may not be representative of our future results.

       Through February 25, 2000, our consolidated financial statements were carved out from the consolidated financial statements of 3Com using the historical results of operations and historical bases of the assets and liabilities of the 3Com handheld computing business that we comprised. Accordingly, the historical financial information does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Through February 2000, 3Com did not account for us and we were not operated as a separate, stand-alone entity for the periods presented. From March 2000 through August 2001, we incurred various costs related to transitional services procured from 3Com. These costs were decreasing during this time period as we established our own infrastructure.

       Our historical costs and expenses through February 2000 include allocations from 3Com for centralized corporate services and infrastructure costs, including legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and engineering. These allocations were determined on bases that we and 3Com considered to be reasonable reflections of the utilization of services provided to or the benefit received by Palm. Beginning from March 2000, our costs and expenses included a variety of transitional services provided by 3Com to us while we were developing our own infrastructure capabilities. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.

We may have potential business conflicts of interest with 3Com with respect to our past and ongoing relationships and may not resolve these conflicts on the most favorable terms to us.

       Conflicts of interest could arise between 3Com and us in a number of areas relating to our past and ongoing relationships, including:

•	tax and indemnification matters arising from our separation from 3Com;
•	intellectual property matters; and
•	employee recruiting.

       These relationships were formed in the context of a parent-subsidiary relationship and negotiated in the overall context of our separation from 3Com. We may not be able to resolve any potential conflicts on terms most favorable to us. Nothing restricts 3Com from competing with us.

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Risks Related to the Securities Markets and Ownership of Our Common Stock

Our common stock price may be subject to significant fluctuations and volatility.

       Our common stock has been publicly traded since March 2, 2000. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;
•	changes in revenues or earnings estimates or publication of research reports by analysts;
•	speculation in the press or investment community;
•	strategic actions by us or our competitors, such as new product announcements, acquisitions or restructuring;
•	actions by institutional stockholders;
•	general market conditions; and
•	domestic and international economic factors unrelated to our performance.

       In addition, the stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of your shares.

       Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

       Our board of directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock held by stockholders of record as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of our preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

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USE OF PROCEEDS

       We will not receive any proceeds from the sale of the shares being offered by the selling stockholder. All proceeds from the sale of Palm common stock will be for the account of the selling stockholder, as described below. See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

       The following table sets forth information with respect to the number of shares of Palm common stock owned by the selling stockholder named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. This registration statement shall also cover any additional shares of Palm common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Palm’s outstanding shares of common stock.

       The shares being offered by the selling stockholder were acquired by the selling stockholder pursuant to a stock purchase agreement. Such shares of common stock were issued pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

       The shares offered by this prospectus may be offered from time to time by the selling stockholder named below:

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering (1)

Siebel Systems, Inc.	243,677	243,677	---

TOTAL	243,677	243,677	---

(1)	The number of shares owned by the selling stockholder after the offering assumes disposition by the selling stockholder of all of the shares of Palm common stock being offered and that the selling stockholder does not acquire any additional shares.

       In connection with a stock purchase agreement between Palm and the selling stockholder, dated December 18, 2001, Palm and the selling stockholder entered into a registration rights agreement dated as of December 18, 2001. In the registration rights agreement, Palm undertook to file a registration statement to register the shares of Palm common stock issued to the selling stockholder within five business days of the date of issuance of such shares. The registration rights agreement also includes certain indemnification arrangements with the selling stockholder.

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PLAN OF DISTRIBUTION

       The shares may be sold from time to time directly by the selling stockholder or, alternatively, through underwriters, broker-dealers or agents. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services, or (iv) through the writing of options. In connection with sales of the shares or otherwise, the selling stockholder may enter into hedging transactions with brokers or dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholder may also sell common stock short and deliver the shares to close out such short positions, or loan or pledge the shares to brokers or dealers that in turn may sell such securities.

       The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by Palm. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

       To the extent required, the specific shares of common stock to be sold, the name of the selling stockholder, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

       We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as selling commissions or similar fees and stock transfer taxes relating to the sale of the shares.

       The registration rights agreement provides that we will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, and that the selling stockholder will indemnify us against certain liabilities, including liabilities under the Securities Act.

       The selling stockholder has agreed not to sell the shares pursuant to this prospectus during certain periods and under certain circumstances in accordance with the terms of the registration rights agreement by and between Palm and the selling stockholder.

       Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

       There can be no assurance that the selling stockholder will sell any or all of the shares of Palm common stock offered by it hereunder.

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WHERE YOU CAN FIND MORE INFORMATION

       The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

       Requests for documents should be directed to:

Palm
Attention: Investor Relations
5470 Great America Parkway
Santa Clara, CA 95052
(408) 878–9000

       We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, N.W.	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

       Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Securities and Exchange Commission at 1–800–SEC–0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information regarding Palm. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov.

       Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of
Securities Dealers
1735K Street, N.W.
Washington, D.C. 20006

       We have filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement is available for inspection and copying as set forth above.

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DOCUMENTS INCORPORATED BY REFERENCE

       This prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information.”

       The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Securities and Exchange Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the completion of the offering shall be deemed incorporated by reference into this prospectus from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the Securities and Exchange Commission, into this prospectus:

•	Our Annual Report on Form 10–K for the fiscal year ended June 1, 2001 filed with the Securities and Exchange Commission on August 13, 2001;

•	Our Quarterly Report on Form 10–Q for the quarter ended August 31, 2001 filed with the Securities and Exchange Commission on October 15, 2001, and the amendment thereto filed with the Securities and Exchange Commission on October 18, 2001;

•	Our Quarterly Report on Form 10–Q for the quarter ended November 30, 2001 filed with the Securities and Exchange Commission on January 14, 2002;

•	Our Current Reports on Form 8–K filed with the Securities and Exchange Commission on June 15, 2001, November 9, 2001, December 14, 2001, December 17, 2001 and December 26, 2001;

•	The description of our common stock from our Registration Statement on Form 8–A filed with the Securities and Exchange Commission on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description; and

•	The description of our preferred share purchase rights from our registration statement on Form 8–A filed with the Securities and Exchange Commission on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

       You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

       Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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LEGAL MATTERS

       The validity of the issuance of shares of Palm common stock offered by this prospectus will be passed upon for Palm by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

       The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Palm’s annual report on Form 10–K for the year ended June 1, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The appraisal report dated June 2001 referred to in Palm’s annual report on Form 10–K for the year ended June 1, 2001, which is incorporated by reference in this prospectus, has been prepared by Carneghi-Bautovich & Partners, Inc., real estate appraisers and consultants in urban economics, given on the authority of said firm as experts in real estate appraisals.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$252
Nasdaq National Market listing fee	$2,500
Printing expenses	$2,000
Transfer agent fees	$500
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000

Total	$20,252

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PALM

                Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

                Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

                Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

                The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors

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and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 16. EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

 Exhibit Number	Exhibit Title
4.1*	Registration Rights Agreement dated as of December 18, 2001 by and between Palm, Inc. and the selling stockholder.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Independent Auditors’ Consent.
23.2	Consent of Independent Appraiser.
23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1*	Power of Attorney of certain directors and officers of Palm, Inc.

* Previously filed.
ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its

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counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 8, 2002.

PALM, INC.

By: * Name: Eric A. Benhamou Title: Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eric A. Benhamou, Judy Bruner and Stephen Yu and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Eric A. Benhamou	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 8, 2002

* Judy Bruner	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 8, 2002

* Gordon A. Campbell	Director	February 8, 2002

* Gareth C.C. Chang	Director	February 8 , 2002

* Jean-Jacques Damlamian	Director	February 8 , 2002

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Name	Title	Date

* _____________ Michael Homer	Director	February 8 , 2002

*______________ David C. Nagel	Director	February 8, 2002

* ___________ Susan G. Swenson	Director	February 8 , 2002

By: /s/ Stephen Yu
Stephen Yu Attorney-in-Fact

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